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                                                                    EXHIBIT 99.A

                               EXCHANGE AGREEMENT

            This Exchange Agreement ("Agreement") is made this 9th day of March, 2001 by and among Pride International, Inc., a Louisiana corporation (the "Company"), First Reserve Fund VIII, L.P., a Delaware limited partnership (the "Fund VIII"), and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership (the "Fund VII" and, together with Fund VIII, "First Reserve").

                                    RECITALS:

            WHEREAS, the Company and Fund VIII entered into the Securities Purchase Agreement dated as of May 5, 1999, as amended by the Letter Agreements dated June 4, 1999, June 18, 1999, June 21, 1999 and July 14, 1999 and by the Put and Exchange Agreement dated September 14, 1999 (as so amended, the "Purchase Agreement");

            WHEREAS, pursuant to the Purchase Agreement and the Subscription Agreement, dated as of September 14, 1999, among Amethyst Financial Company Limited, a British Virgin Islands corporation ("Amethyst"), Drillpetro Inc., a Bahamian corporation ("Drillpetro"), Techdrill Inc., a Bahamian corporation ("Techdrill"), Westville Management Corporation, a British Virgin Islands corporation ("Westville"), Fund VIII and Fund VII, First Reserve purchased an aggregate of 1,250 shares of common stock, par value $1.00 per share, of Amethyst ("Amethyst Common Stock"). Pursuant to the Purchase Agreement, First Reserve acquired a right to exchange the Amethyst Common Stock for an aggregate of 1,047,120 shares of the Company's common stock, no par value per share (the "Company Common Stock") ;

            WHEREAS, the Company, Fund VIII and Fund VII entered into the First Amended and Restated Shareholders Agreement dated as of March 31, 2000 (the "Shareholders Agreement");

            WHEREAS, pursuant to the Master Restructuring Agreement, dated as of March 9, 2001 (the "Master Agreement"), among the Company, Drillpetro, Techdrill, Fund VII, Fund VIII, Maritima Petroleo e Engenharia Ltda., a Brazilian limited liability company, Westville, Amethyst and Pride Amethyst II Ltd., a British Virgin Islands company ("Amethyst II"), Amethyst is to distribute to First Reserve an aggregate of 1,250 common shares, par value $1.00 per share ("Amethyst II Stock"), of the capital stock of Amethyst II; and

            WHEREAS, pursuant to the Master Agreement, the Company and First Reserve desire to amend the Purchase Agreement to provide that (i) the Amethyst II Stock shall constitute Exchangeable Stock within the meaning of the Purchase Agreement, (ii) the Company Common Stock into which the Amethyst Common Stock and the Amethyst II Stock can be exchanged pursuant to the Purchase Agreement shall equal an aggregate of 519,468 and 527,652 shares of Company Common Stock, respectively, (iii) at the Closing (as defined in the Master Agreement), First Reserve shall exchange its shares of Amethyst Common Stock for an aggregate of 519,468 shares of Company Common Stock and (iv) First Reserve shall continue to have the exchange rights as set forth in the Purchase Agreement, as clarified by this Agreement, with respect to the Amethyst II Stock distributed to it pursuant to the Master Agreement;


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            NOW, THEREFORE, in consideration of the premises, the mutual promises made herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

            Section 1. Amendment; Meanings of Certain Terms. This Agreement constitutes an amendment to the Purchase Agreement and to the Shareholders Agreement. From and after the Closing, (i) the Amethyst II Stock distributed to Fund VIII and Fund VII (or to another member of First Reserve Group) pursuant to the Master Agreement constitutes the "Exchangeable Stock" under the Purchase Agreement and the Shareholders Agreement and shall be exchangeable for an aggregate of 527,652 shares of Common Stock as set forth in the Purchase Agreement and this Agreement, (ii) all references to "Amethyst" in the definition of "Exchangeable Stock" in Section 1.1 of the Purchase Agreement and in Section 5.10 of the Purchase Agreement shall be to Amethyst II, (iii) all references to the "Amethyst Agreement" in the Purchase Agreement and the Shareholders Agreement shall be to the Put and Exchange Agreement dated September 14, 1999 between the Company and Fund VIII, as amended by this Agreement, and (iv) for purposes of Section 5.11 of the Purchase Agreement, the "Exchangeable Stock Purchase Price" shall be calculated as if First Reserve had initially invested $6,298,851 on the Closing Date. Capitalized terms used herein that are not otherwise defined shall have the respective meanings given them in the Purchase Agreement.

            Section 2. Exchange of Amethyst Common Stock. At the Closing, (i) Fund VIII shall surrender to the Company the 1,100 shares of Amethyst Common Stock held of record by Fund VIII, (ii) Fund VII shall surrender to the Company the 150 shares of Amethyst Common Stock held of record by Fund VII, (iii) the corresponding right to exchange such shares of Amethyst Common Stock for Common Stock shall be cancelled, and (iv) the Company shall issue to Fund VIII and Fund VII 457,132 shares and 62,336 shares of Common Stock, respectively. The 1,250 shares of Amethyst Common Stock so surrendered by First Reserve represent all the capital stock of Amethyst beneficially owned by any member of the First Reserve Group. Such surrender shall be (i) in cancellation of the exchange rights of First Reserve with respect to the Amethyst Common Stock set forth in
Section 5.10 of the Purchase Agreement, as adjusted to take into account the issuance of the Amethyst II Stock, and (ii) otherwise effected in accordance with paragraphs (i) through (iv) of Section 5.10.

            Section 3. Representations and Warranties of First Reserve. First Reserve hereby represents and warrants to the Company as follows:

            (a) Valid Title. Each of Fund VIII and Fund VII has valid title to the shares of Amethyst Common Stock to be exchanged by such fund pursuant to Section 2 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind; and upon delivery of such shares of Amethyst Common Stock in exchange for the shares of Common Stock pursuant to Section 2 hereof, assuming the Company has no notice of any adverse claim, the Company will receive valid title to such shares of Amethyst Common Stock, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

            (b) Securities Laws. Each of Fund VIII and Fund VII is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Each of Fund VIII


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     and Fund VII (i) has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of an investment in the shares of Common Stock issuable upon exchange of the Amethyst Common Stock and the Amethyst II Stock pursuant to the Purchase Agreement and this Agreement (the "Company Shares") and (ii) is acquiring such Company Shares for its own account and not with the view to resale or redistribution thereof in violation of the Securities Act; provided, however, that each of Fund VIII and Fund VII shall at all times retain full power and authority over the transfer of its properties and assets. Each of Fund VIII and Fund VII acknowledges that it may not transfer the Company Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on any certificate representing the Company Shares.

            Section 4. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by delivery of facsimile signature pages.

            Section 5. Ratification; Confirmation. Except to the extent otherwise expressly contemplated hereby, the Purchase Agreement is hereby ratified and confirmed.

            Section 6. Exercise of Rights. Any right provided for in this Agreement may be exercised by the party possessing such right by notice in writing given to all of the other parties to this Agreement, which notice shall state the right being exercised.

            Section 7. Notice. Notice required or permitted under this Agreement shall be deemed to be given two days after a writing thereof is deposited in the United States mail, return receipt requested, addressed to the address for each party set forth below or such other address as such party may fix by notice similarly given:

            To the Company:

            Pride International, Inc.
            5847 San Felipe, Suite 3300
            Houston, Texas 77057
            Fax:  713-789-1430
            Attn: Mr. Paul A. Bragg
                  President and Chief Executive Officer

            with a copy to:

            Baker Botts L.L.P.
            910 Louisiana
            Houston, Texas 77002
            Fax: 713-229-1522
            Attn: L.P. Thomas, Esq.

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            If  to First Reserve:

            First Reserve Fund VIII, L.P.
            c/o First Reserve Corp.
            1801 California Street
            Denver, Colorado 80202
            Fax: 303-382-1275
            Attn: Thomas Denison, Esq.

            With a copy to:

            Gibson, Dunn & Crutcher LLP
            1801 California, Suite 4100
            Denver, Colorado 80202
            Fax: 303-313-2839
            Attn: Beau Stark

            Section 8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. First Reserve will not assign its rights under this Agreement or transfer or dispose of any shares of Exchangeable Stock unless the assignee or transferee agrees to be bound by the Purchase Agreement and this Agreement.

            Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed wholly in the State of New York.

            Section 10. Severability. If any provision or this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and to this end, the provisions hereof are separable.

            Section 11. Headings. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 12. Amendment. This Agreement cannot be amended or modified except by a written agreement executed by the parties hereto.



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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           PRIDE INTERNATIONAL, INC.

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                           FIRST RESERVE FUND VIII, L.P.

                                           By: First Reserve GP VIII, L.P.,
                                               its General Partner

                                           By: First Reserve Corporation,
                                               its General Partner


                                           By:
                                              ----------------------------------
                                              Thomas R.  Denison
                                              Managing Director

                                           FIRST RESERVE FUND VII, LIMITED
                                           PARTNERSHIP

                                           By: First Reserve GP VII, L.P.,
                                               its General Partner

                                           By: First Reserve Corporation,
                                               its General Partner


                                           By:
                                              ----------------------------------
                                              Thomas R.  Denison
                                              Managing Director